EXHIBIT 99.1

News Release

BROOKE CORPORATION ANNOUNCES

INSURANCE AGENCY LOAN SECURITIZATION

OVERLAND PARK, KS—Brooke Corporation (OTC Bulletin Board:  BOKE) May 5, 2003 — Michael Lowry, President of Brooke Credit Corporation, announces issuance of $13,350,000 in asset-backed securities through its wholly owned subsidiary, Brooke Acceptance Company LLC.  These securities are backed by insurance agency loans and carry an “A” rating from the rating agency of Standard and Poor’s.

Lowry stated that “because a new asset class of insurance agency loans was created for the issuance of these securities, this transaction serves as a significant milestone for Brooke Credit Corporation and the insurance industry.  We are confident that the insurance agency lending program we’ve developed will provide more reliable financing to independent insurance agencies across the United States and abroad.”  Lowry also noted that insurance agency lenders have long needed the standardized set of legal and lending standards created during the development of this new asset class.

About our Company.... Brooke Credit Corporation is a wholly owned subsidiary of Brooke Corporation.  Brooke Credit Corporation is a specialty finance company that has pioneered an agency lending program that has resulted in the origination of over $70,000,000 in commercial loans, most of which were made to independent insurance agencies.  The Company believes that insurance agencies historically have been underserved by traditional lenders.  The Company also believes that its insurance agency lending program provides reliable access to credit for agency acquisitions and, as a result, increases insurance agency values by creating a larger pool of qualified buyers.

Contact....  Miriam Henry (henrm@brookecorp.com) or (800) 642-1872, ext. 145.

Statements about future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  It is intended that such forwarding looking statements shall be subject to the safe harbors created thereby.  Since these statements involve risks and uncertainties and are subject to change at any time, actual results could differ materially from expected results.